LEASE AGREEMENT  ENTERED INTO BY AND BETWEEN MRS.  REFUGIO VICTORIA GEFFROY
DE FLOURIE IN HER PERSONAL CAPACITY AS ATHE COMMON REPRESENTATIVE FOR HERSELF AND FOR MR. DAVID BRAMZON STENGEL AND ARE (HEREINAFTER REFERRED TO AS THE
LESSOR), AND BOTH DAYRUNNER, INC. AND DAYRUNNER DE MEXICO, S.A. DE C.V. (HEREINAFTER REFEREED TO AS THE LESSEES), REPRESENTED RESPECTIVELY BY MESSRS. JOHN KIRKLAND AND JOSE ANGEL AGUAYO RAMIREZ PURSUANT TO THE FOLLOWING RECITALS AND CLAUSES.

                                 R E C I T A L S

I.       LESSORS COMMON REPRESENTATIVE hereby states that:


     B. That she and her co-owner are the owners and can freely dispose of a plot of land identified as lot 9-A of block 352, in Parque Industrial La Joya, in Tijuana, Baja California, as evidence with public Instrument number 7826, dated March 18th., 1999, which was granted before Notary Public No. 12 for the City of Tijuana, and which document is in the process of being recorded before the Tijuana offices of the Public Registry of the Property and Commerce, with an area of approximately 21,019.03 square meters (hereinafter referred to as the Real Property). A drawing which shows the exact location as well as a description of the referred piece of Real Property is attached hereto as Exhibit B and shall henceforth be an integral part of this Agreement.

     C. She and her co-owner have obtained official documentation from the competent authorities to define the industrial use of the Leased Premises.

     D. The Real Property has access to water, sewer, electric, public lighting, and telephone capacity to support the requirements of LESSEES.

     E. For purposes of this Agreement, her principal address is Boulevard Pacifico #14533, Parque Industrial Pacifico, Tijuana, Baja California

     F. She and her co-owner are willing to perform on the Real Property, certain improvements as hereinafter defined in Section 2 below, and lease such Real Property and Improvements (collectively the LEASED PREMISES).

     G. The Leased Premises is free and clear of any liens, encumbrances, and any other limitations of domain, except for easements, covenants and other restrictions or utility easements, as may be defined in the final official version of the subdivision map, and as shown on Exhibit B.

     H. She has the authority to enter into this Agreement in her capacity as Lessors Common Representative as evidenced in the Public Instrument referred to in Item b) above, which authority has not been revoked or limited.

     I. She and her co-owner are willing to lease the LEASED PREMISES to the LESSEES, pursuant to the terms and conditions of this Agreement.

655352   LESSEES hereby state that:

     A. DAYRUNNER DE MEXICO, S.A. DE C.V. is a corporation duly organized and existing according to the Laws of the Mexican Republic. As evidenced by Deed No. 1459, dated May 2, 1991, granted before Mr. Lic. Marco Antonio Mayo Barron, Notary Public No. 11 for the City of Tijuana. A copy of which is attached as Exhibit C.

     B. Mr. Jose Angel Aguayo Ramirez ,evidences to by duly authorized to execute this agreement through the public deed which is referred to in the preceding paragraph, and further states that such authority has not been limited or revoked in any manner whatsoever.

     C. DAYRUNNER, INC., is a corporation duly organized and existing pursuant to the Laws of the State of Delaware, U.S.A.

     D. Mr. John Kirkland, evidences to be duly authorized to execute this agreement in his capacity as a Vice President, a corporate officer, and further states that such authority has not been limited or revoked in any manner whatsoever.

     E. Said parties wish to lease from the LESSOR the LEASED PREMISES pursuant to the terms and conditions hereunder.


         IN VIEW OF THE FOREGOING, the parties hereto agree as follows:

                                  C L A U S E S

FIRST. LEASE AND DELIVERY.

The LESSOR hereby leases to the LESSEES and the LESSEES hereby lease from LESSOR the LEASED PREMISES referred to in I.A. above, which are located at Boulevard La Joya # 35208, Parque Industrial La Joya, Tijuana, B.C., Mexico, and described in Exhibit B hereto.

SECOND.  IMPROVEMENTS.

2.1 LESSOR, at LESSORS own cost and expense shall perform all work, provide all labor, furnish all new materials, and obtain all certificates and permits necessary to construct an industrial facility with an area of approximately 70,000 square feet on the LEASED PREMISES (hereinafter LESSORS Improvements or Improvements) in accordance with the preliminary drawings, specifications, schedule of work and construction terms, (collectively the Drawings and Specifications) set forth by the parties and attached hereto as Exhibit D. The parties agree that within a term of 30 days as of the date hereof, a final set of drawings and specifications shall be submitted by LESSOR to LESSEES for final approval and to be ultimately attached here as Exhibit D.

2.2 By approval of the Drawings and Specifications, LESSEES shall not be liable for the technical compliance of any of the terms and specifications set forth in Exhibit D hereto. The approval by LESSEES is for general arrangement only, unless otherwise noted, and does no relieve LESSOR of full responsibility for the proper and correct design, construction and erection of the improvements as required.

2.3 LESSOR will perform all construction with respect to LESSORS improvements in accordance with all laws, ordinances, regulations, and orders of government authorities, and Park regulations which are attached hereto as Exhibit E. LESSOR shall indemnify and hold harmless LESSEES from any and all claims, assessments by government authorities, including but not limited, to Social Security Institute Workers, Housing Institute and Tax Authorities, as well as from damages and cost resulting from or arising out the LESSORs lack of performance of any of its obligations for construction improvements, fixtures, machinery and equipment to the Leased Premises required hereunder.

2.4 LESSOR acknowledges and agrees that LESSEES may request changes in the design and specifications of the Improvements, provided such changes do not affect the cost thereof or the work schedule for construction of same. In the event such changes affect the cost of the Improvements or the work schedule, LESSOR and LESSEES shall jointly determine the effects of the change in cost and any extension to such schedule.

2.5 LESSOR shall diligently complete the Improvements on the Leased Premises, in accordance with the Drawings and Specifications, in order that LESSEES may use and occupy such Improvements pursuant to the following schedule:

         21       Beneficial Occupancy of Leased Premises: March 31, 1999

         22       Final Occupancy of the Leased Premises: April 7, 1999

         For the purposes hereof, Beneficial and Financial Occupancy shall be defined as follows:

         Beneficial Occupancy.- Shall be defined as the delivery to LESSEE of the manufacturing portion of the Improvements including walls, roof, doors, floor, slabs, docks and interior paint, in order that LESSEES may move their equipment into the Leased Premises and begin construction of certain Improvements, and that such equipment and any of LESSEES Improvements that may be installed, be secured and not be damaged by weather or the process of construction.


         Final Occupancy.- Shall be defined as the substantial completion of all works and interior finishing of the industrial and office areas of the Improvements and all exterior and infrastructure Improvements to permit LESSEES to commence utilization of the Leased Premises and all Improvements of the unencumbered conduct of its business, excluding non functional minor cosmetic items, or a punch list of items not to exceed a total construction cost of US $50,000.00Dollars of the Improvements established pursuant to

Exhibit D. In the event cost of construction of punch list items exceed the amount of US$50,000.00 Dollars, final occupancy date shall be deferred in accordance with following Section 2.8.

2.6 At all times following the execution of this Lease Agreement, LESSEES and/or its representative shall have the right to enter the Leased Premises to inspect the progress of construction of the Improvements, and LESSOR shall place the construction log and any construction reports available at the disposal of LESSEES and/or its representative, in order that LESSEES and/or its representatives may be continuously appraised of construction of the Improvements.

2.7 Should LESSOR fail to conclude construction of the initial Improvements in order that LESSEES may occupy the Leased Premises on the date of Beneficial Occupancy set forth herein above LESSEES shall be entitled to receive as liquidated damages the abatement of one day of rent for each calendar day (one to one) the initial Improvements are not concluded pursuant to Exhibit D and 2.5B hereof, which define the Improvements to be completed as date. This abatement shall apply towards the first, and if applicable, following months of which LESSEES commences to effect rental payments as set forth herein.

2.8 Furthermore, should LESSOR fail to complete construction of the Improvements pursuant to Exhibit D on or before the date of Final Occupancy of the Leased Premises, LESSEES shall jointly be entitled to receive as liquidated damages the amount corresponding to two days rent for each calendar day (two to one) of delay following the projected date of Final Occupancy. Provided, however should construction of the improvements be stopped or suspended for any reason included but not limited to the lack of permits and/or authorization from the competent authorities, for a term of thirty or more cumulative calendar days, then, LESSEES, at their joint option, may either terminate this agreement and LESSOR agrees to immediately reimburse LESSEES all security deposits and/ or advanced rent that LESSEES might have delivered to LESSOR to such date under the terms of this Agreement, such amount shall generate interest at the yearly rate of 18%, until total and complete reimbursement to LESSEES, or defer occupancy. Any abatement hereunder shall apply towards the first, and if applicable, following months on which LESSEES commence to effect rental payments as set forth herein. The parties acknowledge and agree that the date of Final Occupancy shall be extended for a term equivalent to delays solely attributable to LESSEES or LESSEES contractors or subcontractors, acts of God, inclement weather or force majeure.

THIRD. OCCUPANCY BY LESSEES.

LESSEES shall use the LEASED PREMISES for industrial purposes in accordance with its corporate purposes, subject to the provisions that regulate the land use and the ecology.

In view of the foregoing.

3.1 LESSEES may, at their respective risk and expense, install in the LEASED PREMISES such fixtures, equipment and furniture as they may deem necessary, provided, that such items are installed and are removed without damage to the LEASED PREMISES.

3.2 LESSEES shall repair all damages caused to the LEASED PREMISES during the installation or removal of the fixtures, equipment and furniture mentioned in the preceding paragraph.

3.3 LESSEES shall perform the installation or removal of their equipment and furniture in accordance with all applicable laws, ordinances, and regulations, being liable for any violations thereto.

3.4 The LESSEES agree to retrieve such fixtures, equipment and/or furniture they may have installed in the LEASED PREMISES on or before the date of termination of this lease. Should the LESSEES fail to retrieve such fixtures, equipment and/or furniture form the LEASED PREMISES as provided above, the LESSOR shall be entitled to either retrieve such fixtures, equipment, furniture and/or improvements from the LEASED PREMISES at the LESSEES risk and expense, or deem that said fixtures, equipment and/or furniture have been left in the LEASED PREMISES by the LESSEES to gratuitously inure in favor of the LESSOR. For purposes hereof, the LESSEES acknowledge that none of such fixtures, equipment and or furniture are to be construed as useful improvements to the LEASED PREMISES.

3.5 LESSEES may not modify the basic structure, facade or basic public services of the LEASED PREMISES, nor may they perform any improvements or make alterations to the base structure without the LESSORs prior written consent.

FOURTH.- TERM OF THE LEASE AND DELIVERY OF THE LEASED PREMISES.

4.1 The term of this lease shall be for a period of seven (7) years binding for LESSEES and LESSOR, unless extended pursuant to the provisions hereof, (hereinafter the Initial Lease Term or the Initial Term of this Lease). The term of this Lease shall commence as of thirty (30) days after the date (hereinafter) the Lease Commencement Date) of Final Occupancy, which shall be the date of acceptance of the Improvements by LESSEES. It is contemplated that such Final Occupancy shall occur on April 7, 1999 or afterwards as the case may be under the terms of
         Section 2.8. above.

4.2 Rent Commencement Date: The first months rent shall be due thirty (30) days after Final Occupancy. All adjustments to the rent as per Sections
         5.4 and 5.5 below shall occur on the anniversary of the Lease Commencement Date.

4.3 LESSEES shall have access to the Leased Premises as of March 31, 1999.

4.4 Notwithstanding the provision of paragraph 2.5 above, LESSOR expressly acknowledges and agrees that LESSEES may enter into the Leased Premises at any time during construction of the Improvements with the purpose of making initial installation of LESSEES Improvements, in accordance with the schedule of work and provided it does not thereby unreasonably interfere with LESSOR construction of the Improvements. It is further understood that LESSEES entrance into the Leased Premises at any time prior to LESSEES issuance of a certification of Final Occupancy pursuant to Section 2.5B, shall at no time to be construed as LESSEES acceptance of all or any part of the Improvements.

4.5      This lease shall be automatically  extended for two (2) additional five
         (5) year term, unless either of the LESSEES informs the LESSOR otherwise, in writing and at least 180 (One hundred and Eighty) days before the end of the original term or of any of its extensions, of their intent of terminating this agreement on such original date of termination or on the date of termination of any such extension.

FIFTH. RENT.
5.1 From the RENT COMMENCEMENT DATE, and payable in advance during the first 5 (five) days of each month the LESSEES shall pay to the LESSORs designated COMMON REPRESENTATIVE, as monthly rent, at its address or any other address as instructed by the LESSOR or its assignee, as the case may be the amount of $30,800.00 Dollars (Thirty Thousand Eight Hundred Dollars and 00/100 U.S. Cy.) or its equivalent in Mexican Currency.

         Prior to the RENT COMMENCEMENT DATE, LESSOR shall provide either of LESSEES with unanimous written instructions by all parties representing said LESSOR, attesting to their willingness to have their COMMON REPRESENTATIVE 1.- collect any and all rental proceeds, specifically to include Added Value Taxes, and to 2.- issue the corresponding Mexican tax deductible receipt for all proceeds received of LESSEES. Should LESSORS wish to implement different payment instructions than the foregoing, they shall so advise LESSEES in writing, whereupon no change shall take force until duly confirmed in writing by either of LESSEES, it being further understood that the absence of LESSORs written instructions in such regard shall result in LESSEES deposit of rental proceeds before the Tijuana Civil Courts, as allowed under Law.

5.2 If the RENT COMMENCEMENT DATE of this Lease is a day other than the first day of a calender month, the amount of this first monthly rental payment which is equal to the pro rata portion of the first calendar month that the Leased Premises will have been occupied by LESSEES; and the amount of the final rental payment hereunder shall be that pro rata portion of the usual monthly rental payment which is equal to the pro rata portion of the last calendar month during which this Lease shall be in effect.

5.3 For purposes of calculating the monthly rent, the parties shall use the highest rate of exchange for sale quoted by Banco Nacional de Mexico, Bancomer, and Banca Serfin, on the day of payment or on the immediately preceding business day in case the day of payment is a holiday for the banking institutions of Mexico.

5.4 As of the second year of this lease, the monthly rent shall be $31,724.00 (Thirty One Thousand Seven Hundred Four Dollars and 00/100 U.S. Cy.). As of the third year of the lease, the monthly rent shall be $32,675.75 (Thirty Two Thousand Six Hundred Seventy Five Dollars and 75/100 U.S. Cy.). As the fourth year of the lease, the monthly rent shall be $33,656.00 (Thirty Three Thousand Six Hundred Fifty Six Dollars and 00/100 U.S. Cy.). As of the fifth year of the lease, the monthly rent shall be $34,665.68 (Thirty Four Thousand Six Hundred Sixty Five Dollars and 68/100 U.S Cy.). As of the sixth year of the lease, the monthly rent shall be $35,705/65 (Thirty Five Thousand Seven Hundred Five Dollars and 65/100 U.S. Cy). As of the seventh year of the lease, the monthly rent shall be $36,776.82 (Thirty Six Thousand Seven Hundred Seventy Six Dollars and 82/100 U.S. Cy).
5.5 As of year eight, the then monthly rent shall revert to $34,665.68 (Thirty Four Thousand Six Hundred Sixty Five Dollars and 68/100 U.S. Cy.). In years nine through twelve there will be a 3% annual increase in the rental rate.

5.6 As of year thirteen, the then monthly rent shall revert to $34,665.68 (Thirty Four Thousand Six Hundred Sixty Five Dollars and 68/100 U.C. Cy.), and for each subsequent year there will be a 3% annual increase in the rent rate.

5.7 In case of late payment, the LESSEES agree to pay the LESSOR liquidated damages at a rate of 1.5% (One point five percent) per month.

SIXTH. INSURANCE.

6.1 During the life of this agreement, the LESSEES, shall obtain and maintain in full force and effect, the following insurance policies:

         6.1.1. Insurance to cover the LESSEES and the LESSOR against any civil liability claims, demands, lawsuits or actions, or against the accidents or death of any person, or from any damages to the goods of any third party in connection with the use by the LESSEES of the LEASED PREMISES. The corresponding insurance policy shall cover an insurable value of at least $100,000.00 dollars (One Hundred Thousand Dollars and 00/100 U.S. Cy.).


          6.1.2 Insurance in favor of the LESSOR which shall cover the LEASED PREMISES against fire, lightning, explosion, falling aircraft collision, smoke, storms, hail, vehicle damage, earthquakes, volcanic eruption, strikes, riots,civil commotion, vandalism, flood, and/or any others risks covered under the so called extended coverage (including windows and gas tanks). In view of the foregoing, LESSEES hereby waive any right to demand payment from the LESSOR for damages caused by fire, explosion and other unforeseen events,save for LESSOR-generated or LESSOR-caused acts of negligence or wilful misconduct. The corresponding insurance policy shall cover an insurable value of $1,400,000.00 Dollars (One Million Four Hundred Thousand Dollars 00/100 U.S. Cy.).

6.2 The insurance policies referred to in paragraph 6.1. above shall be obtained with any insurance company authorized to do business in Mexico acceptable to the LESSOR. Likewise, the policies shall provide that the same may not be amended without the prior written authorization of the LESSOR. Additionally, said insurance policies shall provide that they shall not be subject to cancellation or change, except after at least 30 (thirty) days written notice to the LESSOR.

6.3 The minimum coverages mentioned in paragraph 6.1.1 and 6.1.2 above shall be annually increased at a rate of 3% per annum.

SEVENTH. TAXES AND COSTS.

7.1 The LESSOR shall be responsible of payment of the income and assets taxes to which it is obligated. On its part, the LESSEES shall be responsible for the payment of the property taxes, the I.V.A. tax and any other taxes which may be levied upon the LEASED PREMISES, or which may derive from this agreement or from the use of the same by the LESSEES. LESSEES shall submit to the LESSOR a copy of the corresponding tax receipts at least 10 (ten) days before said taxes become due. The property taxes shall have a cap of 5% per year of increase for which the LESSEES are liable, any increase above this amount shall be responsibility of the LESSOR.

EIGHTH.- REPAIRS AND MAINTENANCE.

8.1.     LESSOR

         8.1.1. After written notice from the LESSEES, the LESSOR shall repair the structural defects of the exterior walls, roof, hidden plumbing, main sewer line, floor and any roof leaks not caused by LESSEES and other structural items of the LEASED PREMISES caused as a consequence of the normal use of the same. The parties further agree that: 1.- the repair of such structural defects, and 2.- repairs covered through LESSEE-financed or generated insurance proceeds pursuant to Section 6.1.2. above, shall be deemed as the only necessary repairs for which the LESSOR shall be responsible hereunder. Notwithstanding the foregoing, the LESSOR shall not be responsible for repairs of the LEASED PREMISES, unless the LESSEES so inform said LESSOR in writing within three (3) business days after the LESSEES notice the damage. LESSOR shall proceed diligently to make such repairs as soon as practically possible and shall continue to do so until the same are completed.

          8.1.2 The LESSOR shall not be responsible, nor have the obligation to repair the damages caused by the LESSEES negligence, or that of LESSEES workers, clients, contractors, or guests shall not be responsible, nor have the obligation to repair the damages caused by the LESSEES negligence, or that of LESSEES workers, clients, contractors, or guests.

8.2.     LESSEES

         8.2.1. LESSEES shall be responsible for repairs to damages sustained to the LEASED PREMISES, other than: those described in clause
                  8.1.1. herein above. The damages referred to in this paragraph include but are not limited to, the damages to and maintenance of plumbing systems, sewage, telephone, gas as well as for the equipment, interior walls, interior and exterior painting, floor slab, ceilings, air conditioning and ventilation systems and appliances, heaters, doors and windows, glass,docks, docks levels, landscaping, lighting, electrical, etc., of the LEASED PREMISES, and in general, everything not considered a structural repair under clause 8.1.1. above. Likewise LESSEES shall repair all kinds of leaks and gutter malfunctions if caused by LESSEES. All repairs made by LESSEES must be equal in quality and kind to the original work. All expenses resulting out of disregarding or negligence to the LEASED PREMISES solely by LESSEES, their employees, agents or guests, or a violation of LESSEES obligations hereunder, shall be borne by said LESSEES.

         8.2.2 The LESSEES shall maintain the LEASED PREMISES and its improvements free from any liens. LESSEES shall maintain all parts of the Leased Premises in a neat, clean and orderly condition, free of garbage, debris and illegal materials.

NINTH.- LIMITATION OF LIABILITY AND INDEMNIFICATION.

9.1 Except for intentional or negligent acts or omissions of LESSOR, or that of LESSORs agents or employees, the LESSOR shall not be liable to LESSEES or to any other person whatsoever for any loss or damage of any kind of nature caused by LESSEES intentional or negligent acts or omissions, or that of other occupants of the Industrial Park or of adjacent property, or the public, or other causes beyond the control of the LESSOR, including, but no limited to failure to furnish or any interruption of any utility or other services in or about the LEASED PREMISES.

         LESSEES recognize that additions, replacements and repair to the Industrial Park may be made from time to time. Accordingly, LESSOR shall make its best efforts to keep interferences at a minimum, and, where same comprise or require efforts over a period anticipated to exceed forty eight (48) hours, shall require prior notice to LESSEES and reasonable accommodation by LESSOR to provide alternative vehicle access to the Leased Premises for such period.

9.2. If the LESSOR or LESSEES are held responsible for any obligation undertaken by the other, both parties agree to indemnify and hold the other harmless from any and all claims for damages or losses of any kind, arising from negligent acts or omission of either party or its contractors, licensees, agents, invitees, or employees, or arising from any accident, injury or damages whatsoever caused to any person or property occurring in or about the LEASED PREMISES, or the areas adjoining said LEASED PREMISES and against all cost and expense, including attorneys fees, incurred thereby, and to restore or reimburse any all such cost and expenses to the other party.

TENTH.- UTILITY SERVICES.

LESSEES agrees to request directly from the corresponding utility companies that the public services that said LESSEES may need be rendered by such companies, and shall promptly pay for any and all utilities, capacity charges and related services furnished on LESSEES behalf in the LEASED PREMISES, including but not limited to water, gas, electricity, and telephone charges. A complete list of utility services available in the Industrial Park and those utilities and improvements being supplied by the LESSOR to LESSEES to the Leased Premises are hereby attached as Exhibit G.

ELEVENTH.- ASSIGNMENT AND SUBLETTING.

11.1 The LESSEES may not assign their joint rights and obligations under this agreement, nor may they sublet the LEASED PREMISES unless they obtain LESSORS prior written authorization; which authorization shall not be unreasonably withheld.

11.2 The LESSOR shall be entitled to assign, in whole or in part, its, rights and obligations under this agreement. Consequently, the LESSEES hereby grants authorization to the LESSOR so that the latter may formalize the assignments which it may deem appropriate. Likewise, LESSOR shall be expressly entitled to guarantee any of its present or future obligations with its rights under this agreement.

TWELFTH.- RENT WITHHOLDING.

The LESSEES hereby waive any right to withhold any rental payments. Accordingly, the LESSEES shall deliver in a timely fashion, and under the terms hereunder, any and all amounts to which the LESSOR may be entitled to, thus agreeing to assert any claim, demand, or other right against the LESSOR only by an independent proceeding.

THIRTEENTH.- ACCESS TO THE LEASED PREMISES.

13.1 The LESSOR or its authorized representatives shall have the right to enter the LEASED PREMISES during all of LESSEES business hours, and in emergencies at all times, to make repairs, additions, or alterations to the LEASED PREMISES which it may be authorized or obligated to do under this agreement, but only after proper written notice from LESSEES of such emergency or situation.

13.2 LESSOR shall have the right to show the LEASED PREMISES to any prospective clients. Likewise LESSOR shall have the right to post those signs which it may deem appropriate on the facade of the LEASED PREMISES in order to promote its future rental, only upon written notification from LESSEES of said parties intent to terminate the Lease Agreement.

13.3 Except in case of emergency, the LESSOR shall give notice to the LESSEES before entering the LEASED PREMISES, and the LESSEES shall have the ongoing right to escort any representative of the LESSOR and prospective clients.

FOURTEENTH.- DAMAGE OR DESTRUCTION.

14.1     TOTAL

         In the event the whole or substantial part of the LEASED PREMISES are damaged or destroyed so as to impede the LESSEES operations for the purposes for which the same where leased, LESSOR shall, within 10 (ten) days from such destruction, determine whether the LEASED PREMISES can be restored within the following 4 (four) months and notify the LESSEES of such determination. If the LESSOR determines that the LEASED
         PREMISES cannot be restored within the following 4 (four) months, either the LESSOR or the LESSEES shall have the right and option to immediately terminate this Lease Agreement by means of a written notice to the other party. If the LESSOR determines that the LEASED PREMISES can be restored within said 4 (four) month period, the LESSOR shall, at its own expense, proceed diligently to rebuild the LEASED PREMISES, waiving any right to receive rental payments while the LEASED PREMISES are being rebuilt.

14.2     PARTIAL.

         In the event the referred damages do not prevent the LESSEES, in a substantial way from continuing the normal operation of its business on the LEASED PREMISES, the LESSOR or the LESSEES, as the case may be, shall repair said damages under the terms of clause SEVENTH above. In said case the rent hereunder shall be abated according to the actual square footage occupied by the LESSEES during the reconstruction phase. Should there be any dispute as to the actual space occupied by the LESSEES the parties agree to submit the same before a licensed civil engineer, to be jointly determined by LESSOR and LESSEES, and in lieu of an agreement thereof, before a civil engineer selected by the citys private Civil Engineers Board (Colegio de Ingenieros Civiles).

14.3 If the damage in question is caused by a negligent or willful act of the LESSEES or their employees, the LESSEES agree to punctually pay the rent hereunder (provided that all LESSEE-generated insurance proceeds are fully applied pursuant to sections 6.1.2, and 14.1 above).

FIFTEENTH.- CONDEMNATION.

15.1 In the event the whole or a portion of the LEASED PREMISES is taken by expropriation, for any public or quasi-public use or purposes, this Lease shall terminate and conclude on the date that the possession is taken by the condemnor.


15.2 Taking by condemnation or eminent domain shall include: the exercise of any similar government power and sale and purchase or other disposition of the LEASED PREMISES in Mexican Law, regulation or governmental order which physically prevents LESSEES from using all or part of the LEASED PREMISES.

SIXTEENTH.- CERTIFICATES.

The parties shall, within (10) days of receipt of a written request made by eachother, deliver a statement in writing, certifying that this Lease Agreement is unmodified and in full force and effect, (or if there have been modifications that the same are in full force and effect, as modified); the dates to which the rent and any other charges have been paid in advance and that LESSOR-built or LESSEE-built Improvements have been satisfactorily completed. It is intended that any such statement may be relied upon by any person, prospective purchaser or lending institution interested in either the LEASED PREMISES, or in the parties respective interests or assets.

SEVENTEENTH.- COVENANTS AND PARK RESTRICITONS.

17.1 The LESSEES agree to be bound by the terms and conditions of the covenants and restrictions of Parque Industrial La Joya, which are attached hereto as Exhibit E and form an integral part of this agreement. The parties agree that any subsequent changes will not apply to LESSEES or to this agreement, unless accepted by the latter in writing. In addition LESSOR and LESSEES agree that a variance has been granted in regards to sections 4, 5 and 6, of the above mentioned CC&Rs to enable the building, subject of this lease agreement to be constructed as per the attached plans and specifications.

17.2 Accordingly, the LESSEES agree to pay in advance to the LESSOR in a semiannual basis the maintenance fee provided for in the covenants and restrictions of Parque Industrial La Joya, according to the total area of the land (Phase I) where the LEASED PREMISES are built at a maximum rate of $0.50 (Fifty cents U.S.
         Cy.) Per square meter per year.

17.3 LESSEES shall not pay the aforementioned maintenance fees for one (1) year as of the date of Final Occupancy. The maintenance fee shall then be charged on the first phase of land expansion approximately 18,336 square meters.

EIGHTEENTH. DEPOSITS.

18.1 LESSOR hereby acknowledges to have received from LESSEES, as deposit, the amount of $123,200.00 Dollars (One Hundred Twenty Three Thousand Two Hundred Dollars 00/100 U.S. Cy.), in order to guarantee its obligations hereunder. Said deposit shall be retained as follows: Two
         (2) months rent or $61,600.00 Dollars (Sixty One Thousand Six Hundred Dollars 00/100 U.S. Cy.), to be held as a refundable security deposit and to be reimbursed to the LESSEES, without interest after the LESSOR carries out an inspection of the conditions under which the LEASED PREMISES are returned, normal wear and tear excluded. The remaining two
         (2) months rent to be credited equally through the first twelve (12) months of rental payments.


18.2 In case of early termination for any cause attributable to the LESSEES default, the LESSOR shall be entitled to keep any amounts delivered to said LESSOR as prepaid rent or deposit, regardless of any other rights to which the LESSOR may be entitled to.

NINETEENTH. NOTICES.

19.1 Any notice to be given to the LESSOR under this agreement shall be sent to the address mentioned in recital I.C. or to such other addresses which may from time to time be notified by the LESSOR to the LESSEES.

19.2 Any notice to be given to the LESSEES under this agreement shall be addressed to the LEASED PREMISES.

19.3 Said notice shall be in writing, and shall be delivered personally to the legal representative of the party in question, or sent by certified mail, postage prepaid to the addressed mentioned above, in which case the corresponding notice shall be deemed delivered 14 (fourteen) days after the date of mailing thereof.

TWENTIETH.- LESSEES=S DEFAULT.

20.1 Each of the following shall be a default of the LESSEES and LESSOR shall provide written notice to LESSEES informing them of said default. Upon written notification from LESSOR, LESSEES shall have 30 days to cure the default:

         20.1.1 In case the LESSEES fail to surrender the LEASED PREMISES upon the expiration of the term indicated in clause THIRD above.

         20.1.2 The LESSEES failure to pay any monthly rent due and payable hereunder.

         20.1.3 Default in the performance of any of the LESSEES covenants, agreements or obligations hereunder.

         20.1.4 The filing of a petition of bankruptcy against the LESSEES, said petition remaining undischarged for a period of 90 (ninety) days.

         20.1.5 In case of an attachment, execution or other judicial seizure of substantial part of LESSEES assets, with a minimum dollar value of Five Hundred Thousand Dollars ($500,000), such attachment, execution or other seizure remaining undismissed or undischarged for a period of 30 (thirty) days after the levy thereof.

         20.1.6 In case of the appointment of a trustee or receiver to take possession of all or substantially all of LESSEES assets.

20.2 Upon occurrence of any one of the foregoing LESSEES defaults, LESSOR shall have the right, at its option and in addition to other rights or remedies granted by law, including the right to claim damage, to do either of the following:

         20.2.1. Immediately rescind this Lease Agreement and eject LESSEES from the LEASED PREMISES. Should LESSOR initiate any action to terminate this agreement, LESSEES shall reimburse the LESSOR any costs related to the LESSEES vacancy of the LEASED PREMISES in the understanding that if the LESSEES fail to vacate the LEASED PREMISES, and starting on the date on which the corresponding action is filed, the LESSEES shall pay to the LESSOR, as liquidated damages, a monthly amount equal to 150% (One Hundred Fifty percent) of the monthly rent in force on the date on which said action may be initiated or that in force prior to the termination of the agreement. The LESSEES acknowledges that this provision shall not be construed as an authorization to occupy the LEASED PREMISES beyond the term set forth herein.

         20.2.2 Claim specific performance after sixty (60) days of continuing default. In the case of default as specified above exceeding sixty (60) days of LESSORs written notification, LESSOR shall, in addition to all other remedies, have the right to declare and collect the entire unpaid balance of rent to the end of the last year of the existing Lease Term or extension thereof then in effect and also declare all other sums due to LESSOR, immediately due and payable, plus interest at the rate of eighteen percent (18%) per annum on said sums form the date of such declaration until paid in full.

                           In the event that the LEASED PREMISES covered under this Lease Agreement are leased to another tenant during the remainder of the initial term or extension thereof, and the LESSEES prepays the rental unpaid balance as a result of this clause, LESSOR shall promptly refund to LESSEES, in monthly installments that portion of rent paid by LESSEES pursuant to this paragraph which is allocable to the period of the Lease Term during which the LEASED PREMISES was leased to another tenant of otherwise used in a beneficial manner as well as any other allocable sums paid by LESSEES to LESSOR, less any loss o damage incurred by LESSOR as a result of LESSEES default.

TWENTY FIRST.- MISCELLANEOUS.

21.1 In case any party fails to execute any action against the other as to protect a certain right under this agreement, said failure shall not be construed as a waiver of any other rights derived herefrom.

21.2 This agreement may only be modified by written agreement signed by the authorized representatives of the parties hereto. Furthermore, the parties agree that the LESSOR shall not have the power to amend this Lease Agreement so as to reduce the rent, decrease the terms or modify or negate any substantial obligation without the written consent of LESSEES. Such obligation shall continue until the LESSEES notify in writing that the LESSOR has complied with all of LESSORS obligations or has paid all amounts owed to the abovementioned party, in the understanding that if the LESSOR fails to obtain the LESSEES approval to carry out the foregoing, the amendment of the terms and conditions above mentioned shall have no effect whatsoever against said LESSEES.

21.3 In case any party hereto exercises an action against the other in order to demand the performance of this agreement, the prevailing party shall be entitled to reasonable attorneys fees.

21.4 Each party shall execute such further documents as shall be requested by the other party, but only to the extent that the effect of said documents is to give legal effect to rights and obligations stated forth in this Lease Agreement.

21.5 In case any competent court declares that any provision hereunder is null and void, the remaining clauses shall continue in full effect.
21.6 The parties agree that this Lease Agreement shall governed by the laws of State of Baja California. For everything pertaining to the interpretation and compliance of this Lease Agreement the parties hereby expressly submit to the jurisdiction of the Civil Courts of the City of Tijuana, Baja California, waiving any other jurisdiction which might be applicable by reason of their present or future domiciles or otherwise.

21.7 The parties agree that this Lease Agreement shall be executed in both Spanish and English versions, whereupon both versions shall constitute the full agreement between same, to the exclusion of any other translation or interpretation.

TWENTY SECOND - EXPANSION & IMPROVEMENT OPTIONS.

22.1 The parties agree that there is an area of land directly adjacent (to the north) of the first phase land expansion. This area is approximately 5,416 square meters. The LESSEES shall have full use and enjoyment of this expansion land, free of charge, for the first 24 (twenty four) months of the lease agreement.

22.2 If the LESSEES wish to continue using the aforementioned expansion land after the free 24 (twenty four) month period, from years 3 through 5, the LESSEES shall pay rent of $1,800.00 (One Thousand Eight Hundred Dollars and 00/100) per month. After year 5, the LESSEES can continue to pay the ground rent herein above mentioned or relinquish the expansion land to the LESSOR at no penalty or cost.

22.3 The parties agree that upon termination of the initial lease term, LESSOR shall repaint the exterior of the facility the color of LESSEES choice.

22.4 The parties agree that upon written notice and approval by LESSEES, LESSOR shall construct an expansion of the lease premises of approximately 30,000 square feet of the expansion land. The rent for the shell facility shall not exceed $0.30 (Thirty Cents) per square foot per month. There will be additional costs if the LESSEES choose to add tenant improvements to the facility expansion such as but not limited to offices, restrooms and cafeteria installations.

22.5 The parties agree that there is a $20,000.00 (Twenty Thousand Dollar) landscape allowance included in the lease agreement. This allowance is reserved for landscape improvements within the fenced perimeter of the facility land area and does not include exterior banks or common areas which shall be landscaped and maintained by LESSOR.

IN WITNESS WHEREOF, the parties have executed this agreement in the places and on the dates stared hereinbelow.

                                 LESSORS LESSEE

/s/ Refugio V. Geffroy de Flourie             /s/ Jose Angel Aguayo Ramirez
------------------------------               -------------------------------
By Common Representative                      DAYRUNNER DE MEXICO, S.A. DE C.V.
Refugio V. Geffroy de Flourie                 By: Jose Angel Aguayo Ramirez


Date:  4/2/99                               Date:  3/31/99


Place:Tijuana, B.C.
                                            Place: Tijuana, B.C.

                                            LESSEE
                                            /s/ John Kirkland
                                            --------------------
                                            DAYRUNNER, INC,
                                            By Mr. John Kirkland

                                            Date: 4/5/99

                                            Place: Tijuana, B.C.





  WITNESS                                                  WITNESS


-----------------------                                  ---------------------













                                    Exhibits

A: Land Ownership documentation
B: Drawing and description of plot of land
C: Acta Constitutiva of Dayrunner de Mexico
D: Building drawings and specifications
E: Parque Industria La Jollas,-CC&Rs
G: Utilities and tenant improvements list